Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-267223

V2X, INC. ANNOUNCES Pricing of OfFering OF Approximately 2.0 million SHARES OF COMMON STOCK IN SECONDARY OFFERING BY Vertex Aerospace

RESTON, Va., May 7, 2026 /PRNewswire/ - V2X, Inc. (NYSE:VVX) (“V2X”), a leading provider of global mission solutions, announced today the pricing of the previously announced underwritten offering of 2,004,569 shares of its common stock by Vertex Aerospace Holdco LLC (“Vertex Aerospace”) at a price to the public of $74.35. V2X is not selling any shares of common stock in the offering, and V2X will not receive any proceeds from the offering by Vertex Aerospace. The offering is expected to close on or about May 11, 2026, subject to customary closing conditions.

Morgan Stanley is acting as the sole underwriter for the offering.

Following the offering, Vertex Aerospace will not own any shares of V2X common stock. An entity affiliated with Vertex Aerospace will, however, continue to beneficially own 375,420 shares, or approximately 1.2%, of V2X’s outstanding common stock after giving effect to the offering.

A registration statement on Form S-3 (File No. 333-267223) relating to the shares of common stock of V2X to be sold in the offering was declared effective by the Securities and Exchange Commission (the “SEC”) on September 12, 2022 and the offering may only be made by means of the written prospectus contained therein. Before you invest, you should read the prospectus in that registration statement and the other documents V2X has filed with the SEC for more complete information about V2X and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus if you request it by writing Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and the Private Securities Litigation Reform Act of 1995 and, as such, may involve risks and uncertainties. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Forward-looking statements include statements about the offering, which generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “could,” “potential,” “continue” or similar terminology. These statements are based on the beliefs and assumptions of V2X’s management based on information currently available to management. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

These risks and uncertainties include, but are not limited to: V2X’s ability to submit proposals for and/or win all potential opportunities in its pipeline; V2X’s ability to retain and renew its existing contracts; V2X’s ability to compete with other companies in its market; security breaches, cyber-attacks or cyber intrusions, and other disruptions to V2X’s information technology and operation; V2X’s mix of cost-plus, cost-reimbursable, firm-fixed-price and time-and-materials contracts; maintaining V2X’s reputation and relationship with the U.S. government; protests of new awards; economic, political and social conditions in the countries in which V2X conduct its businesses; changes in U.S. or international government defense budgets, including potential changes or uncertainty arising from the U.S. president and administration; government regulations and compliance therewith, including changes to the Department of War’s procurement process; changes in technology; V2X’s ability to protect its intellectual property rights; governmental investigations, reviews, audits and cost adjustments; contingencies related to actual or alleged environmental contamination, claims and concerns; delays in completion of the U.S. government budget; V2X’s success in extending, deepening, and enhancing its technical capabilities; V2X’s success in expanding its geographic footprint or broadening its customer base; V2X’s ability to realize the full amounts reflected in its backlog; impairment of goodwill; misconduct of V2X’s employees, subcontractors, agents, prime contractors and business partners; V2X’s ability to control costs; V2X’s level of indebtedness; terms of V2X’s credit agreements; inflation and interest rate risk; geopolitical risk, including as a result of recent global hostilities and tariffs; V2X’s suppliers’ performance; economic and capital markets conditions; V2X’s ability to maintain safe work sites and equipment; V2X’s ability to retain and recruit qualified personnel; V2X’s ability to maintain good relationships with its workforce and unions; V2X’s teaming relationships with other contractors; changes in V2X’s accounting estimates; the adequacy of V2X’s insurance coverage; volatility in V2X’s stock price; changes in V2X’s tax provisions or exposure to additional income tax liabilities; risks and uncertainties relating to integrating and refining internal control systems, including enterprise resource planning and business systems; changes in generally accepted accounting principles; and other factors, including those described under the heading “Risk Factors” in V2X’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended April 3, 2026, as filed with the SEC and in the prospectus related to the offering that V2X will file with the SEC. V2X undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

V2X, Inc.
Mike Smith
Vice President, Treasury, Corporate Development and Investor Relations
1-719-637-5773
IR@goV2X.com